EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680, 333-162666 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-145709 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement No. 333-142106 of Enterprise Products Partners L.P. on Form S-3 of our report dated March 1, 2010, relating to the consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries at December 31, 2009, appearing in this Current Report on Form 8-K of Enterprise Products Partners L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 8, 2010